Exhibit 99.2

                                  RISK FACTORS

   Risks Related to the Proposed Merger between Transmedia Asia Pacific, Inc.
               (the "Company") and Transmedia Europe, Inc. ("TME")

The merger could adversely affect the Company's financial results.

If the benefits of the merger do not exceed the costs associated with the merger, the Company's financial results could be adversely affected after the consummation of the merger. Specifically, the Company expects to incur direct transaction costs of approximately $1,000,000 in connection with the merger. There can be no assurance that the Company will not incur additional charges in excess of this amount reflecting costs associated with the merger.

The market price of the Company's common stock may decline as a result of the merger.

The market price of the Company's common stock may decline as a result of the merger if the:

      o     integration of the Company and TME is unsuccessful;
      o Company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or
      o effect of the merger on the Company's financial results is not consistent with the expectations of financial or industry analysts.

                          Risks Related to the Company

The Company has a history of operating losses, expects to incur losses and negative operating cash flow for the foreseeable future and may never achieve or maintain profitability.

The Company began operations in 1994 and has incurred net losses from operations in each fiscal period since its inception. As of September 30, 2000, the Company had a cumulative net loss of $30,953,893. In addition, the Company intends to invest in technology, infrastructure development and sales and marketing in order to extend its services to a growing number of potential customers and partners. The Company may never achieve significant revenues or be profitable. The Company's ability to achieve significant revenues or profitability will depend upon the demand for its current and future products.

The Company may not be able to manage its growth effectively, which could materially adversely affect the Company and strain its existing resources.

Over the past few years, the Company has expanded its operations by acquiring complementary businesses. Some of these acquisitions were made jointly with TME. Following the completion of the merger, the Company anticipates that this expansion will continue. This growth has placed a significant strain on the managerial, operational and financial resources of the Company. The Company expects this growth will continue to strain the resources of the Company. If the Company is unable to respond to and manage this growth, then the quality of its operations could be materially adversely affected.

The Company's management has only worked together for a short time, which could adversely affect its business.

Several of the Company's executive officers and members of its board of directors recently joined the Company. As a consequence, the Company's management team has only worked together for a short time. Therefore, any growth that the Company experiences will place a significant strain on its management and financial resources and could limit its growth, significantly increase its operating expenses and impair its marketing efforts.

The Company may have difficulties meeting its future cash needs.

Historically, the Company's ability to grow and generate cash from operations has been restricted by the implementation of its strategy to create a broad-based international member benefit/loyalty marketing business primarily through the joint acquisition of synergistic businesses with TME. The Company believes it will continue to operate at a cash deficit in the short term and may have difficulties meeting its future cash needs.

A failure to obtain necessary additional capital in the future on acceptable terms could prevent the Company from executing its business plan.

The Company expects to need additional capital in the future to fund its operations, finance investments in corporate infrastructure and technology, increase the range of services it offers and respond to competitive pressures and perceived opportunities. The Company may not have sufficient cash flow from operations and/or cash on hand to cover its operating expenses and capital investment needs. There can be no assurance that additional financing will be available on terms acceptable to the Company, if at all. A failure to obtain additional funding could prevent the Company from making expenditures that are needed to allow it to grow or maintain its operations.

If the Company raises additional funds by selling equity securities, the relative equity ownership of its existing investors could be diluted or the new investors could obtain terms more favorable than previous investors. If the Company raises additional funds through debt financing, it could incur significant borrowing costs. If the Company fails to obtain additional financing when required, it may be unable to grow as required to attain profitable operations.

The Company has failed to timely file reports and information with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

The Company has failed to timely file reports required to be filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. Additionally, the Company has failed to provide the Securities and Exchange Commission with required information in some reports that it has timely filed. The Company's failure to comply with filing requirements of the Securities and Exchange Commission could materially adversely affect its ability to raise capital in the future, as well as hinder the ability of some of its stockholders to freely transfer shares of its common stock.

The Company has had difficulty in the past complying with the continued listing criteria of the Nasdaq SmallCap Market.

The Company, as of the date hereof, does not meet the Nasdaq SmallCap Market continued listing criteria and it had to bring itself into compliance with these criteria, prior to the recent decline in its stock price. In January 1999, Nasdaq notified the Company that it had failed to comply with the net tangible asset/market capitalization/net income, bid price and stockholder requirements as set forth in the Nasdaq Marketplace Rules for continued listing on the Nasdaq SmallCap Market. In August 1999, after months of discussion with Nasdaq regarding the Company's proposed plan for achieving compliance with the continued listing criteria, the Nasdaq Listing Qualifications Panel accepted the Company's plan of compliance. In February 2000, Nasdaq determined that the Company had completed its plan of compliance with the continued listing criteria. Subsequently, following the Company's failure to timely file its Annual Report on Form 10-K for the fiscal year ended September 30, 2000, Nasdaq notified the Company that it had failed to comply the filing requirements as set forth in the Nasdaq Marketplace Rules for continued listing on the Nasdaq SmallCap Market.

If the Company fails in the future to comply with the Nasdaq Market Place Rules for continued listing on the Nasdaq SmallCap Market regarding the net tangible asset/market capitalization/net income, bid price, outside directors or stockholder requirements and/or periodic reporting with the Securities and Exchange Commission, Nasdaq may once again commence procedures to de-list the Company's common stock from the Nasdaq SmallCap Market.

The Company faces intense competition in the three segments in which it currently does business, and it may not be able to compete successfully with companies offering similar products and services.

Transmedia Asia Pacific currently does business in the following four business segments:

      o     member benefits/loyalty marketing;
      o     e-commerce and Internet services; and
      o     direct marketing.

The Company competes with a number of different companies in the member benefits/loyalty marketing segment, both internationally and in individual countries. The Company's competitors range from small private companies to major corporations that collectively offer a full range of "membership-based" benefit programs. The Company also competes with other telephone helpline service operators and loyalty rewards programs, such as those programs that offer "airline miles." Some of these competitors have been established for longer and are far better capitalized and staffed than the Company and have much larger, established customer bases than the Company.

The e-commerce and Internet services market is intensely competitive. Barriers to entry are minimal, and current and new competitors can launch new sites at a relatively low cost. Many of the Company's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than the Company. Certain of the Company's competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing and devote substantially more resources to website and systems development than the Company.

The Company conducts its direct marketing business through DBS Direct. DBS Direct provides affinity marketing and installation services for DirecTV. The Company competes directly with retail providers of DirecTV and may not be able to offer customers its products and services as competitively as these retail providers offer.

If the Company is unable to compete with other companies in its three business segments, its business and operating results could suffer substantial harm.

The success of the Company's member benefits/loyalty marketing business depends on its ability to attract and retain active members.

The future success of the Company's member benefits/loyalty marketing business depends in large part on continued consumer demand for its programs. Although the Company typically markets memberships on an individual and corporate basis, memberships sold to individuals through retail marketing represent a very small portion of the memberships sells. Thus the Company relies heavily on marketing its memberships to corporate entities. Any number of factors could affect the frequency with which corporations decide to participate in the Company's programs or whether they enroll in its programs at all. Among these factors include:

      o     consumer tastes and preferences;
      o     corporations' objectives and needs;
      o     originality in program design;
      o     ability to customize and co-brand with corporate clients;
      o     competitiveness of environments in which corporate clients operate;
      o     price competitiveness;
      o     general economic conditions; and
      o the availability of alternative discount programs in the local region in which consumers live and work.

Any significant decline in memberships, without a corresponding increase in new member enrollments, would have a material adverse effect on the Company's business.

The Company's member benefits/loyalty marketing business is dependent on increasing its marketing force and forming new marketing relationships to grow the Company's business.

The Company must aggressively hire marketing personnel and enter into new marketing relationships to help gain access to groups of potential customers. The Company has relationships with various organizations for the marketing, support and endorsement of its services and products. For example, the Company relies on the sale of membership packages to corporations, professional organizations, trade unions and various other entities for its existing and future customer base. However, the Company needs to expand these relationships and enter into new relationships. The development of these partnerships can be a long and difficult process and requires experienced sales and marketing personnel. Competition for this personnel is intense, and the Company may not be able to retain existing personnel or attract additional personnel in the future necessary to be successful in its efforts.

Initial and renewal fee memberships contribute to the revenues of the Company's member benefits/loyalty marketing business, and any cancellations could impact its operating performance.

The Company's member benefits/loyalty marketing business is dependent on fee income from members. Fee income from new members may not be sufficient to cover the cost of solicitation in the initial year of an individual membership program, as compared to renewal years, due primarily to high marketing costs associated with initial member procurement. Accordingly, the operating performance of the Company's programs depends, in part, on recurring and sustained fee membership renewals.

DBS Direct, a company jointly owned by the Company and TME, is dependent on contracts with DirecTV.

DBS Direct has the right, on a preferred basis, to provide localized turn-key sales and installation services for DirecTV, a leading provider of digital, "direct-to-the-home" multi-channel video programming services in the United States. The DBS Direct contracts with DirecTV and its programming partner allowed it to become the first nationwide telemarketing, door-to-door sales and full-service installer of DirecTV's Digital Broadcast Satellite in the United States. DBS Direct has three contracts with DirecTV, one covering Single Family Units ("SFU's"), one covering Multi-Dwelling Units ("MDU's") and the third covering commercial establishments such as hotels and restaurants. The contracts expire in three years. DBS Direct plans to negotiate an extension of these contracts with DirecTV, but there can be no assurance that an extension will be agreed upon. Failure to extend the terms of the contracts with DirecTV could have a material adverse effect on the business, financial condition or results of operations of the Company.

The Company may not be able to protect its intellectual property rights, which may cause the Company to incur significant costs.

The Company's e-commerce and Internet services business is dependent on proprietary technology and other intellectual property rights. The Company relies primarily on copyright, trade secret and trademark law to protect its technology. The Company currently has no patents. These concepts and technologies may not be patentable. In addition, effective trademark protection may not be available for the Company's trademarks. Notwithstanding the precautions the Company has taken, misappropriation of its technology may occur. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect its trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any litigation could result in substantial costs and diversions of resources, either of which could have a material adverse effect on the Company's business, financial condition and operating results.

Questions related to the security of the Company's systems and its ability to transmit confidential information over the Internet may adversely impact the Company's e-commerce and Internet services business.

The need to securely transmit confidential information over the Internet has been a significant barrier to e-commerce and communications. The Company is potentially vulnerable to attempts by unauthorized computer users to penetrate its network security. If successful, these unauthorized users could misappropriate proprietary information or cause interruptions in the Company's online services. The Company may be required to expend significant capital and resources to protect against the threat of these security breaches or to alleviate problems. In addition to security breaches, inadvertent transmission of computer viruses could expose the Company to the risk of disruption of its e-commerce and Internet services business, loss and possible liability. Continued concerns over the security of Internet transactions and the privacy of its users may also inhibit the growth of the Internet generally as a means of conducting commercial transactions.

The Company faces a variety of risks associated with its international operations that could materially adversely affect its business.

Because the Company provides substantially all of its services internationally, the Company is subject to additional risks related to operating in foreign countries. These risks include:

      o economic weakness, including inflation, in particular foreign economies and markets;
      o     controlling local operations from a distant corporate center;
      o     foreign taxes; and
      o foreign currency fluctuations, which could result in increased operating expenses and reduced revenue.

These and other risks associated with the Company's international operations may adversely affect its ability to attain or maintain profitable operations.

Anti-takeover provisions and the Company's right to issue preferred stock could make a third-party acquisition of the Company difficult.

Certain provisions of the Delaware General Corporation Law may delay, discourage or prevent a change in control of the Company. These provisions may discourage bids for the Company's common stock at a premium over the market price and may adversely affect the market price and the voting and other rights of the holders of its common stock. In addition, the Company's certificate of incorporation provides for the issuance of up to 5,000,000 shares of preferred stock. This preferred stock, which is issuable without stockholder approval, could grant its holders rights and powers that would tend to discourage changes in control of the Company.

Future stock sales by holders of large blocks could hurt the Company's stock price.

The market price of the Company's common stock could be hurt if entities who own or have the right to own large blocks of the Company's stock decide to sell their stock. A decrease in the price of the Company's common stock would make raising new capital more difficult and more expensive. Among the potential large blocks of the Company's common stock is a block of more than 9,000,000 shares that could be issued to the current holders of Notes and Exchange Warrants upon conversion and exercise. The Company is obligated to register all of these shares for sale. There are other persons who may own substantial blocks of the Company's common stck and, if and when the merger of TME with the Company is completed all of the shares of the Company's common stock issued in the merger transaction would be avaliable for sale.